Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of July 1, 2026, (the “Effective Date”) by and between Xometry, Inc. (the “Company”), and Sanjeev Singh Sahni (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, effective as of November 5, 2024 (the “Employment Agreement”);

WHEREAS, the Company desires for the Executive to serve as the Company Chief Executive Officer and on the Company Board of Directors, pursuant to the terms of this Amendment; and

WHEREAS, the Parties wish to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.
Amendments to Employment Agreement.
a)
Notwithstanding anything to the contrary in the Employment Agreement, Sections 1.2, 1.3, 2.1 and 2.2 of the Employment Agreement are hereby deleted and replaced in their entirety with the following:

Section 1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive and to transition him into the position of Chief Executive Officer as of July 1, 2026 (the “CEO Start Date”), and Executive hereby accepts such continued employment. During the term of Executive’s employment with the Company, Executive will devote substantially all of Executive’s business time and attention to the business of the Company. For the avoidance of doubt, Executive shall cease to serve as the President of the Company as of the CEO Start Date.

Section 1.3 Duties. Executive will report to the Board of Directors of the Company (“the Board”) performing such lawful duties as are normally associated with Executive’s then-current position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board. In addition to Executive’s role as Chief Executive Officer, Executive will be appointed to serve on the Board. In the event that Executive's employment terminates for any reason, Executive shall be deemed to have resigned from the Board effective as of the date of such termination of employment, unless otherwise requested by the Board. Executive shall perform Executive’s duties under this Agreement principally out of the Executive’s home office in Texas or such other location as mutually agreed upon by the parties. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

Section 2.1 Salary. Commencing on the CEO Start Date, Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $600,000, subject to review and adjustment from time to time by the Board in its sole discretion (“Base Salary”). The Base Salary is payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.

Section 2.2 Annual Bonus. Executive shall be eligible to receive an annual performance bonus under this Section 2.2 of up to 100% (the “Target Percentage”) of Executive’s then-current Base Salary (“Annual Bonus”) at 100% of targeted goals, with a maximum potential of 200% or such other percentage as determined by the Board (or a committee thereof). The Annual Bonus will be based upon the assessment of the Board (or a committee thereof) of Executive’s performance and the Company’s attainment of targeted goals over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. The annual period over which performance is measured for purposes of the

Annual Bonus is January 1 through December 31. Following the close of each calendar year, the Company will determine whether Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than or more than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as otherwise stated in Sections 6.1 and 6.2, Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof). Executive’s Annual Bonus, if any, attributable to 2026 under this Section 2.2 shall be prorated for the number of days between the Effective Date and December 31, 2026. For the avoidance of doubt, Executive’s eligibility for any annual bonus for the portion of 2026 prior to the CEO Start Date remains subject to the terms in effect for such time period and is not affected by this Amendment.

b)
In Section 6.1(b)(ii), reference to “twelve (12) months” in subsection (1) is amended to refer to “eighteen (18) months.”
c)
A new Section 6.1(b)(iv) shall be added as follows:

“The Company shall cause the continued vesting of each then-outstanding equity award held by Executive through the date that is twelve (12) months following the Termination Date, as if the Executive remained in continuous service. For performance-based equity payout will be based on (a) actual or rending performance through the Termination Date, pro-rated for time served, or (b) target performance only if actual performance cannot be determined.”

d)
Section 6.2(a)(i) is hereby deleted and replaced in its entirety with the following:

“The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for eighteen (18) months (the “CIC Severance”). The CIC Severance will be paid in a lump sum on the sixtieth (60th) day following Executive’s date of Separation from Service, subject to standard deductions and withholdings; provided, however that no portion of the CIC Severance will be paid prior to the Release Effective Date, and any such payments that are otherwise scheduled to be made prior to the Release Effective Date shall instead accrue and be made on the first administratively feasible payroll date following the Release Effective Date;”

e)
In Section 6.2(a)(ii), reference to “twelve (12) months” in subsection (1) is amended to refer to “twenty-four (24) months.”
f)
Section 6.2(a)(iii) is hereby deleted and replaced in its entirety with the following:

“The Company will make cash payment to Executive in an amount equal to one-and-a-half (1.5) times the target Annual Bonus for the year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the sixtieth (60th) day following Executive’s date of Separation from Service;”

g)
Section 6.2(a)(iv) is hereby deleted in its entirety.

Executive hereby expressly consents to this Amendment of the Employment Agreement. All other terms and provisions of the Employment Agreement shall remain in full force and effect.

2.
Cash Award. Provided Executive remains an employee of the Company, the Company will pay Executive a one-time cash payment of $400,000, to be paid in the final payroll of December 2026 (the “Cash Award”). In the event Executive is terminated for Cause or resigns without Good Reason within twelve (12) months of the CEO Start Date, then Executive shall repay a pro-rated portion of the Cash Award equal to the Cash Award (to the extent received by Executive on an after-tax basis) multiplied by a fraction, the numerator of which is the number of days from the Termination Date to the first anniversary of the CEO Start Date and the denominator of which is 365. If Executive is terminated prior to December 31, 2026, without Cause or Executive resigns for Good Reason during the

Change in Control Measurement Period, the payment of the Cash Award shall be paid within thirty (30) days of the Release Effective Date but no later than the final payroll of December 2026.
3.
Equity Award. Within 5 business days of the CEO Start Date and subject to the approval of the Board or a committee of the Board, the Company will grant Executive restricted stock units (“RSU”) of the Company’s Class A common stock with a total value of $3,600,000 as of the grant date. The actual number of RSUs granted to Executive will be determined by dividing the value by the average closing price of the Company's Class A common stock over the 20 trading days prior to the grant date, rounded to the nearest whole number of shares. Provided Executive remains an employee of the Company, the RSUs will vest quarterly over five (5) years in equal amounts with the first vesting occurring on January 1, 2027. Any equity award will be subject to the terms, definitions, and provisions of any applicable equity plan or arrangement that may be in effect from time to time and any award grant notice or agreement by and between Executive and the Company.
4.
Amendments and Waivers. Any term hereof may be amended, and the observance of any term hereof may be waived only with the written consent of each Party hereto. Any amendment or waiver so effected shall be binding upon the Parties.
5.
Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
6.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.
Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof; provided, however, that this Amendment modifies but does not supersede the Employment Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date written above.

Xometry, Inc. Executive

/s/ Kim Hirsch	/s/ Sanjeev Singh Sanhi
Kim Hirsch	Sanjeev Singh Sanhi